Exhibit 99.2

The following is an excerpt of disclosure from Amendment No. 1 to Schedule 13D filed on July 17, 2023 by Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (“CGCIM”), and certain of its affiliates, including CG Subsidiary Holdings L.L.C., a Delaware limited liability company (the “Purchaser”). This disclosure relates to a planned tender offer (the “Tender Offer”) by the Purchaser to purchase up to $25,000,000.00 in value of shares of beneficial interest (the “Shares”) of Carlyle Credit Income Fund (f/k/a Vertical Capital Income Fund), a Delaware statutory trust (the “Company”).

CGCIM or one of its affiliates expects to commence the Tender Offer on or about July 18, 2023. The funds required for the Tender Offer are expected to be sourced from the working capital of CGCIM or the applicable affiliate.

The Tender Offer has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. On the commencement date of the Tender Offer, the Purchaser will file with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO. The Tender Offer will be made only pursuant to the offer to purchase, letter of transmittal and related tender offer documents filed as part of the Schedule TO with the SEC upon commencement of the Tender Offer. Investors and holders of Shares are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by the Company with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.carlyle.com. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all of the holders of Shares free of charge at www.carlylecreditincomefund.com.

This filing may contain “forward-looking statements” relating to the business and financial outlook of the Company that are based on the Company’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. In addition, there can be no guarantee that the Tender Offer will take place, or will take place on the terms described in this filing. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this filing. Neither the Purchaser nor any affiliate thereof undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.